EXHIBIT 99.1

PRESS RELEASE	Contact:	John DeDoncker,
For Immediate Release		President/CEO of THE National Bank
(563) 823-3333

Gary Andersen, President of Metrocorp
(309) 755-0671
NATIONAL BANCSHARES, INC. AND METROCORP, INC.
SIGN DEFINITIVE MERGER AGREEMENT
East Moline, IL. — (March 20, 2006) — National Bancshares, Inc. (“National Bancshares”), the holding company for THE National Bank, and Metrocorp, Inc. (“Metrocorp”), the holding company for Metrobank, N.A., today announced the signing of a definitive agreement pursuant to which National Bancshares will acquire all of the outstanding common stock of Metrocorp at a price of approximately $79 million or $67.00 per share based on 1,186,068 shares issued and outstanding. The agreement, which has been approved by the Boards of Directors of both companies, is currently expected to close in the third quarter of 2006. The transactions contemplated by the agreement are subject to regulatory approval as well as approval by the shareholders of Metrocorp and the satisfaction of other terms and conditions.
“Metrobank has a rich history in the Quad-Cities and is very well respected in the communities in which it operates. Its employees, products and locations match up very well with those of THE National Bank. Although the sign on the door will change, Metrobank’s customers will receive the same great service, along with expanded products, from the same familiar faces,” stated John DeDoncker, President & CEO of THE National Bank. “The combination of THE National Bank and Metrobank will create the largest community owned and operated bank in the Quad-Cities area,” DeDoncker added.
Gary Andersen, Metrocorp’s President, said: “This acquisition and merger offers our shareholders a compelling value for their shares and provides an opportunity for our employees to join a dynamic, caring company, with a history of strong growth. I know that THE National Bank shares Metrobank’s commitment to the communities in which we do business and will continue to support local economic and civic development. After careful consideration, Metrocorp’s Board of Directors concluded that this combination is an outstanding opportunity for our customers, employees and shareholders.”
Both Messrs. DeDoncker and Andersen are confident about the future of the combined organization: “We believe that our employees will come together to form a unified team. With our combined capital, market opportunities and employees, we are optimistic that great synergies will result from the transaction.” Mr. Andersen will be joining the Board of Directors of THE National Bank and National Bancshares following the acquisition.
About National Bancshares, Inc.
National Bancshares is the parent company of THE National Bank founded in Bettendorf, Iowa in 2001. At January 31, 2006, National Bancshares and its subsidiaries together had approximately $481 million in total assets, $397.7 million in total deposits, $362.5 million in net loans and shareholders’ equity of $36.1 million. THE National Bank operates from 11 branches. Its Iowa branches are located in Davenport and Bettendorf. Its Illinois branches are located in Moline, East Moline, Sterling, Aledo, Savanna, Mt. Carroll, Canton and Havana. THE National Bank also has one branch office in Edina, Minnesota. THE National Bank offers full service commercial and consumer banking products and services. THE National Bank also offers investment services through its affiliation with Eagle One Investments, LLC and Beyer & Rock Investments, LLC, both registered broker dealers.
About Metrocorp, Inc.
Metrocorp is the parent company of Metrobank, N.A., founded in East Moline, Illinois in 1904 (as the State Bank of East Moline). At January 31, 2006, Metrocorp and its subsidiaries together had approximately $562.8 million in total assets, $486.8 million in total deposits, $199.6 million in net loans and shareholders’ equity of $37.6 million. Metrobank operates from 19 branches. Its Illinois branches are located in East Moline (2), Chadwick, Hampton, Milan, Moline (2), Morrison, Mt. Carroll, Rapid City, Rock Island and Silvis. Its Iowa branches are located in Davenport (2), Andover, Delmar, Miles, Preston and Sabula. Metrobank offers full service commercial and consumer banking products and services, trust services, insurance products and discount brokerage services, as well as investment services through its affiliation with Primevest Financial Services, a registered broker/dealer. Metrocorp is required to file reports, statements and other information with the Securities and Exchange Commission (the “SEC”), which contain additional information concerning Metrocorp. These reports are available from the SEC.
In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome, including those factors described under “Risk Factors” in the reports and documents that Metrocorp files with the SEC. Actual results could differ materially from those projected in the forward-looking statements. Those risks and uncertainties should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in Metrocorp’s business.